EXHIBIT 99.1

Capstone Reports THIRD quarter fiscal 2021 financial results

Highest Revenue in More Than a Year, Up 39% Sequentially and 19% Year-Over-Year

Q3 New Gross Product Bookings Up 7% Sequentially and Increasing 91% Over Q1

Cash Increased to $32.0 Million From $16.8 Million With New Goldman Sachs 3-Year Note

Financial Results Webcast to be Held Today, February 9, 2021, at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / ACCESSWIRE / February 9, 2021 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today its financial results for the third quarter ended December 31, 2020, reporting revenues of $20.7 million, up 39% sequentially from $14.9 million in the second quarter ended September 30, 2020, and up 19%, from $17.4 million in the year-ago quarter, which was before the impact of the current global COVID-19 pandemic.

Financial Highlights of Fiscal 2021 Third Quarter:

●	Revenue for the three months ended December 31, 2020 increased $5.8 million, or 39%, to $20.7 million from $14.9 million for the three months ended September 30, 2020, and increased $3.3 million, or 19%, compared to $17.4 million for the three months ended December 31, 2019.

●	New gross product bookings in the third quarter were $10.5 million, up 7%, from $9.8 million in the second quarter, and up 91%, from $5.5 million in the first quarter.

●	Cash increased to $32.0 million at December 31, 2020, up from $16.8 million at September 30, 2020, primarily due to the amendment of the Goldman Sachs Note Purchase Agreement (NPA) on October 1, 2020, that upsized the Company’s note to $50.0 million from $30.0 million, with a reduced interest rate and a new 3-year term.

●	Gross margin was $3.5 million, or 17% of revenue, for the three months ended December 31, 2020, compared to gross margin of $2.6 million, or 17% of revenue, for the three months ended September 30, 2020, and $2.6 million, or 15% of revenue, for the three months ended December 31, 2019.

●	Operating expenses for the three months ended December 31, 2020, decreased $0.7 million, or 11%, to $5.6 million, from $6.3 million for the three months ended December 31, 2019.

●	Net loss increased $2.7 million, or 55%, to a net loss of $7.6 million for the three months ended December 31, 2020, compared to a net loss of $4.9 million for the three months ended December 31, 2019, primarily due to a loss on extinguishment of debt of $4.3 million.

●	Adjusted EBITDA improved $1.4 million, or 52%, to negative Adjusted EBITDA of $1.3 million for the three months ended December 31, 2020, compared to negative Adjusted EBITDA of $2.7 million for the three months ended December 31, 2019. Adjusted EBITDA is a non-GAAP measure. For a discussion regarding our use of this non-GAAP measure and a reconciliation of net loss to Adjusted EBITDA, see page 6 of this release.

●	Total inventory decreased by $2.4 million, or 15%, to $13.1 million at December 31, 2020, compared to $15.5 million as of September 30, 2020, and decreased $9.6 million, or 42%, compared to $22.7 million as of March 31, 2020.

“Capstone is a proud green energy company, having focused for a long time on transforming the way businesses think about energy production. Capstone solutions are able to reduce energy costs, ensure power availability, and help preserve the environment with its near-zero emissions profile. Today we are even more excited to be able to offer our customers Energy as a Service (EaaS), to strengthen our commitment in creating cleaner energy for a smarter future as carbon reduction has increasing value in both the public and private sectors," said Darren Jamison, President and Chief Executive Officer of Capstone Turbine. "I expect the new U.S. administration will create even more positive momentum toward green initiatives, as President Biden recently signed an executive order to rejoin the U.S. into the Paris climate accord, his first major action to tackle global warming,” added Mr. Jamison.

“Capstone’s Energy Efficiency market vertical was 67% of revenue in the three months ended December 31, 2020, and was 65% of revenue in the nine months ended December 31, 2020,” stated Eric Hencken, Chief Financial Officer of Capstone Turbine. “I'm pleased with our third-quarter results as we are continuing to achieve our stated goals, including growing revenue and improving liquidity. These are key objectives following our successful cost-cutting efforts over the past couple of years. We are laser-focused on driving revenue growth through several initiatives, including leveraging our new Capstone direct sales organization, broadening our geographic distribution coverage, expanding our digital marketing campaign to reach an even broader base of potential customers, and growing our rental business, while at the same time continuing to maintain cost discipline," concluded Mr. Hencken.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world's leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup via our direct sales team, as well as our global distribution network. Capstone provides scalable solutions from 30 kWs to 10 MWs that operate on a variety of fuels and are the ideal solution for today's multi-technology distributed power generation projects.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@capstoneturbine.com. To date, Capstone has shipped nearly 10,000 units to 83 countries and in FY20, saved customers an estimated $219 million in annual energy costs and 368,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn, Instagram, Facebook and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release and the scheduled earnings announcement webcast contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, plans, intentions, and strategies of the Company. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company’s indebtedness; the Company’s ability to develop new products and enhance existing products; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company’s ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables to Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 31,	March 31,
	2020	2020
Assets
Current Assets:
Cash and cash equivalents	$31,970	$15,068
Accounts receivable, net of allowances of $353 at December 31, 2020 and $703 at March 31, 2020	19,079	16,240
Inventories, net	11,224	21,460
Prepaid expenses and other current assets	3,752	3,987
Total current assets	66,025	56,755
Property, plant, equipment and rental assets, net	8,075	7,749
Non-current portion of inventories	1,917	1,221
Other assets	7,782	8,230
Total assets	$83,799	$73,955
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$14,600	$15,000
Accrued salaries and wages	1,471	1,644
Accrued warranty reserve	1,523	1,934
Deferred revenue	5,113	7,898
Current portion of notes payable and lease obligations	495	477
Total current liabilities	23,202	26,953
Deferred revenue - non-current	818	944
Term note payable, net	52,856	27,963
Long-term portion of notes payable and lease obligations	4,661	5,074
Total liabilities	81,537	60,934
Commitments and contingencies (Note 15)
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 11,158,647 shares issued and 11,088,225 shares outstanding at December 31, 2020; 10,286,366 shares issued and 10,228,789 shares outstanding at March 31, 2020	11	10
Additional paid-in capital	918,683	915,755
Accumulated deficit	(914,514)	(900,869)
Treasury stock, at cost; 70,422 shares at December 31, 2020 and 57,577 shares at March 31, 2020	(1,918)	(1,875)
Total stockholders’ equity	2,262	13,021
Total liabilities and stockholders' equity	$83,799	$73,955

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product, accessories and parts	$15,374	$12,010	$33,654	$42,070
Service	5,302	5,373	16,120	15,296
Total revenue	20,676	17,383	49,774	57,366
Cost of goods sold:
Product, accessories and parts	13,484	10,815	30,171	36,506
Service	3,720	3,940	10,196	12,286
Total cost of goods sold	17,204	14,755	40,367	48,792
Gross margin	3,472	2,628	9,407	8,574
Operating expenses:
Research and development	735	972	1,703	2,811
Selling, general and administrative	4,816	5,280	13,234	17,015
Total operating expenses	5,551	6,252	14,937	19,826
Loss from operations	(2,079)	(3,624)	(5,530)	(11,252)
Other income (expense)	(11)	6	4	165
Interest income	7	—	23	—
Interest expense	(1,230)	(1,289)	(3,835)	(3,853)
Loss on debt extinguishment	(4,282)	—	(4,282)	—
Loss before provision for income taxes	(7,595)	(4,907)	(13,620)	(14,940)
Provision for income taxes	—	—	10	8
Net loss	(7,595)	(4,907)	(13,630)	(14,948)
Less: Deemed dividend on purchase warrant for common shares	—	—	15	75
Net loss attributable to common stockholders	$(7,595)	$(4,907)	$(13,645)	$(15,023)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.69)	$(0.59)	$(1.25)	$(1.94)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	11,081	8,367	10,935	7,730

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended		Nine months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	December 31,		December 31,
	2020	2019	2020	2019
Net loss, as reported	$(7,595)	$(4,907)	$(13,630)	$(14,948)
Interest expense	1,230	1,289	3,835	3,853
Provision for income taxes	-	-	10	8
Depreciation and amortization	369	408	1,072	1,224
EBITDA	$(5,996)	$(3,210)	$(8,713)	$(9,863)

Loss on debt extinguishment	4,282	-	4,282	-
Stock-based compensation and other expense	378	303	1,340	669
Restructuring charges	-	257	-	927
Adjusted EBITDA	$(1,336)	$(2,650)	$(3,091)	$(8,267)
Executive Bonus	244	-	619	-
Adjusted EBITDA excluding Executive Bonus	$(1,092)	$(2,650)	$(2,472)	$(8,267)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA and Adjusted EBITDA excluding Executive Bonus, which are non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance, as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before loss on debt extinguishment, stock-based compensation expense, and restructuring charges. Loss on debt extinguishment includes expenses associated with the accounting for the October 2020 Goldman Sachs note transaction. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, and vendors. Restructuring charges include facility consolidation costs and costs related to the Company’s cost reduction initiatives. Adjusted EBITDA excluding Executive Bonus is defined as EBITDA before expense related to Executive Bonus accruals.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA excluding Executive Bonus are not measures of the Company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to differences in the methods of calculation.

CONTACT: Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com